Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-258735 and 333-266024) on Form S-8 of our report dated April 18, 2022, with respect to the consolidated balance sheet of UpHealth, Inc. as of December 31, 2021, the related consolidated statement of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended, and the related notes, which report appears in the December 31, 2022 annual report on Form 10-K of UpHealth, Inc.

/s/ Plante & Moran, PLLC

March 31, 2023
Denver, Colorado